 KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
ANNOUNCES REVERSE STOCK SPLIT AND
PLAN TO DEREGISTER

BRIDGETON, MO – October 10, 2008 – Katy Industries, Inc. (the “Company”) (OTC BB: KATY) announced today that its Board of Directors has approved a plan to deregister the Company’s common stock under the Securities Exchange Act of 1934, as amended, and therefore, terminate its obligations to file periodic and current reports with the Securities and Exchange Commission (“SEC”).

The proposed plan is expected to result in a direct cost savings to the Company in the near term from the elimination of SEC reporting requirements.  Also, the plan would allow the Company to avoid the substantial additional costs associated with the compliance and auditing requirements of the Sarbanes-Oxley Act of 2002 and to focus its resources on increasing Katy’s long-term growth. Though it will not be required to do so, following deregistration Katy plans to continue to provide stockholders with annual audited financial statements and quarterly unaudited financial statements and to solicit proxies in connection with its annual stockholder meeting.

The deregistration would be accomplished through a 500-to-1 reverse stock split of shares of the Company’s common stock.  All stockholders owning fewer than 500 common shares of the Company immediately before the reverse stock split will receive $2.00 in cash for each common share and will no longer be a stockholder of the Company.  All stockholders owning 500 or more common shares of the Company immediately before the reverse stock split will receive one share for each 500 common shares held and, in lieu of any fractional shares following the reverse stock split, will receive $2.00 in cash for any pre-split shares that result in the fraction.  Stockholders who own less than 500 Company shares but do not want to be cashed out may remain a Company stockholder by purchasing a sufficient number of Company shares in the open market in advance of the reverse stock split so that they hold at least 500 Company shares on the date of the reverse stock split.

If, after completion of the reverse stock split, the Company has fewer than 300 shareholders of record, the Company intends to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended.  If that occurs, the Company will be relieved of its requirements to comply with the Sarbanes-Oxley Act of 2002 and to file periodic reports with the SEC, including annual reports on Form 10-K and quarterly reports on Form 10-Q.  The Company’s future financial disclosure discussed above is expected to be made publicly available to stockholders through the pink sheets financial reports service.

The Board of Directors received a fairness opinion from an independent financial advisor, Valuation Research Corporation, which provides that the price of $2.00 in cash per common share on a pre-split basis to be paid to stockholders owning less than 500 common shares is fair, from a financial point of view, to the Company’s common stockholders. Implementation of the deregistration plan is subject to stockholder approval of an amendment to the Company’s Certificate of Incorporation to effect a 1-for-500 reverse stock split of the Company’s common shares.  Approval of the amendment would require the approval of a majority of the Company’s outstanding shares.  Officers and directors of the Company, and their affiliates, that collectively hold approximately 39% of the Company’s common stock have indicated that they intend to vote to approve the necessary amendment.  The Company expects that a special meeting of the stockholders to vote on the amendment will be held in early 2009, and that if this amendment is approved, the stock split and deregistration of the Company will be effective thereafter.

The Company has filed a preliminary proxy statement and Schedule 13E-3 with the SEC outlining the plan.  All stockholders are advised to read the definitive proxy statement and Schedule 13E-3 carefully when these documents are available.  Stockholders may obtain a free copy of the definitive proxy statement and Schedule 13E-3 (when available) at the Company’s website, www.katyindustries.com.  The Company will also mail a copy of the definitive proxy statement prior to the special meeting to its stockholders entitled to vote at the special meeting.

The Company’s Board of Directors may abandon the proposed reverse stock split at any time prior to the completion of the proposed transaction if they believe that the proposed transaction is no longer in the best interests of the Company or its stockholders.

This press release may contain various forward-looking statements.  The forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties, detailed from time to time in Katy’s filings with the SEC that may lead to results that differ materially from those expressed in any forward-looking statement made by the company or on its behalf.  Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacturing and distribution of commercial cleaning products and consumer home products.

Company contact:
Katy Industries, Inc.
Philip D. Reinkemeyer
(314) 656-4321